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                                                                     EXHIBIT 5.1
                                  [LETTERHEAD]



August 30, 1996

AccuMed International, Inc.
900 N. Franklin Street, Ste. 401
Chicago, IL 60610


Gentlemen:

You have requested our opinion as counsel for AccuMed International, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), and the Rules and Regulations promulgated thereunder, of an aggregate of 507,895 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), issuable upon exercise of stock options granted or to be granted in connection with the Company's Amended and Restated 1992 Stock Option Plan (the "1992 Plan") and the 1995 Stock Option Plan, as amended (the "1995 Plan" and together with the 1992 Plan, the "Option Plans").

This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-B promulgated under the Securities Act.

For purposes of this opinion, we have examined the Registration Statement on Form S-8 (Reg. No. 333-04320) filed with the Commission on May 1, 1996, the exhibits thereto, and the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Commission on or about August 30, 1996. We have also been furnished with and have examined originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed it necessary as a basis for the opinions hereafter expressed. As to questions of fact material to such opinions, we have, where relevant facts were not independently established, relied upon certifications by principal officers of the Company. We have made such further legal and factual examination and investigation as we deem necessary for purposes of rendering the following opinions.





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AccuMed International, Inc.
August 30, 1996
Page 2

In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the correctness of facts set forth in certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. We have also assumed that such documents have each been duly authorized, properly executed and delivered by each of the parties thereto other than the Company.

We are members of the bar of the State of California. Our opinions below are limited to the laws of the State of California, the General Corporation Law of the State of Delaware and the federal securities laws of the United States.

Based on the foregoing, it is our opinion that all of the Shares, when issued and delivered against payment in full of the respective exercise prices in accordance with the terms of the respective Option Plans and option agreements governing such options, will be legally and validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Post-Effective Amendment.

Very truly yours,


/s/ Graham & James LLP
GRAHAM & JAMES LLP





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